Exhibit 99.2

FOR IMMEDIATE RELEASE

Investors and Media

Christopher Oltmann

(818) 264-4907

PennyMac Financial Services, Inc. Announces Proposed Private Offering of $300 Million of Senior Notes

Moorpark, CA May 16, 2016 – PennyMac Financial Services, Inc. (NYSE: PFSI) (the “Company”) today announced that its direct and indirect controlled subsidiaries, Private National Mortgage Acceptance Company, LLC (“PNMAC”) and PNMAC Finance Corporation (together with PNMAC, the “Issuers”) intend to offer $300 million aggregate principal amount of senior notes due 2021 (the “Notes”). The Notes will be guaranteed on a senior basis by PNMAC’s subsidiaries and the Company. PNMAC expects to use the net proceeds to repay amounts borrowed under its revolving credit facility and for general corporate purposes. The offering is subject to market conditions and other factors.

The offering will be made solely by means of a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons pursuant to Regulation S under the Securities Act.

The Notes have not been and are not expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons absent an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the proposed terms of the offering of the Notes and the use of proceeds therefrom.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the Issuers’ ability to price and close the offering; the actual use of proceeds therefrom; and other factors listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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